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                                                                    Exhibit 10.9

                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of November 30, 2000, by and between Health Fitness Corporation, a Minnesota corporation, (hereinafter called "HFC"), and Jerry Noyce (hereinafter called "Executive"):

                                    RECITALS

          1. Executive desires to be employed by HFC and HFC desires to employ Executive on the terms stated in this Agreement.

          2. Executive acknowledges that he has been notified and recognizes that execution of this Agreement, including specifically the restrictive covenants contained in Article V of this Agreement, is an express condition of his employment with HFC.

          NOW, THEREFORE, in consideration of HFC hiring Executive and the continuation of his employment, any promotions, increases in compensation, and/or other benefits now or hereafter paid or made available to Executive by HFC, Executive and HFC agree as follows:

                                    ARTICLE I

                                   DEFINITION

          1.01 Change of Control. For purpose of this Agreement, the phrase "Change of Control" means some individual, group, or institution other than existing HFC or future employee-related programs of HFC or its subsidiaries acquiring over 50% of the voting equity of HFC, but not including (a) a transaction initiated by HFC for the purpose of raising equity; (b) a transaction initiated by HFC where HFC is the surviving entity and Executive is the Chief Executive Officer of HFC after the transaction; or (c) a transaction initiated by an individual, group, or institution acting on the behalf of or in concert with Executive.

                                   ARTICLE II

                      EMPLOYMENT, COMPENSATION AND BENEFITS

          2.01 Employment With HFC. HFC hereby hires Executive in the position of President and Chief Executive Officer and Executive hereby accepts such employment with HFC. Such employment shall continue indefinitely until terminated in accordance with Article III of this Agreement.

          2.02 Duties.

               (a) Subject to Section 2(c) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C., Executive agrees, during his employment, to devote his full time and best efforts to

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               the business of HFC, including, without limitation, the
               performance of those duties and responsibilities reasonably and customarily associated with his position such as, but not limited to, those duties and responsibilities associated with increasing HFC's profitability, revenue growth and stock price; provided, however, that Executive's duties and responsibilities shall be subject to determination by HFC's Board of Directors. Executive shall be granted such powers and authority as are reasonably and customarily associated with his position.

               (b) Executive shall report to, and at all times shall be subject to the direction of, HFC's Board of Directors.

               (c) Executive, at all times during his employment with HFC, shall comply with HFC's reasonable standards, regulations and policies as determined or set forth by the HFC Board of Directors from time to time and as applicable to senior executive employees of HFC.

               (d) HFC hereby acknowledges Executive's duties under Section 2(c) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C. However, subject to Section 2(c) of the Amendment to Separation Agreement and Release, Executive acknowledges and agrees that he shall not allow such duties to interfere with his duties and responsibilities to HFC under this Agreement. Executive further acknowledges and agrees that he shall not use HFC's resources, human or otherwise, to accomplish those duties under Section 2(c) of the Amendment to Separation Agreement and Release.

               (e) Notwithstanding subparagraph 2.02(a) of this Agreement, if HFC is acquired by or to be acquired by a competitor of Starmark Northwest Management, L.L.C. and such acquisition is reasonably expected to close prior to October 29, 2001 (the expiration of the Non-Compete Period under Section 9 of the Separation Agreement and Release and Section 2(d) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C.), HFC will recuse Executive from his duties and responsibilities for HFC through the expiration of the Non-Compete Period. If such recusal is necessary, HFC will continue to pay Executive his then current base salary and provide those fringe benefits described below in Paragraph 2.06 during the period in which Executive is recused. However, if Executive's employment with HFC terminates pursuant to subparagraph 3.01(h) of this Agreement within sixty (60) days following the recusal period, any salary continuation Executive received during the recusal period under this subparagraph 2.02(e) shall be counted toward any separation pay Executive may be entitled to under subparagraph 3.02(c). For example, if Executive receives salary continuation for a period of five (5) months during a period of recusal under this subparagraph 2.02(e), Executive's employment terminates pursuant to subparagraph 3.01(h) within sixty (60) days following the recusal period, and Executive is entitled to twenty-four (24) months of separation pay pursuant to subparagraph 3.02(c)(iii),

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               Executive would receive nineteen (19) months of separation pay under subparagraph 3.02(c)(iii).

          2.03 Outside Activities. Subject to Section 2(c) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C., Executive shall not engage in any outside activities that conflict or appear to conflict with HFC's interests, or that interfere in any way with Executive's performance of his duties hereunder. In addition, Executive shall not engage in any activity that might subject HFC to criticism or adverse publicity, that might interfere with his normal work schedule, or that might interfere with his job duties. Moreover, Executive shall not, and hereby agrees not to, accept remuneration of any kind from his participation in any outside activities.

          2.04 Annual Base Salary. Executive's initial annual base salary shall be calculated on the gross amount of U.S. $230,000 per year, less withholding for income and FICA taxes and any other proper deductions. Executive's annual base salary will be paid to him in accordance with HFC's normal payroll practices. Future increases to annual base salary, if any, shall be reviewed from time to time by the Board of Directors and determined by the Board of Directors, in its sole discretion.

          2.05 Stock Options. Executive and HFC shall enter into a separate Incentive Stock Option Agreement ("ISOA").

          2.06 Fringe Benefits. HFC shall provide the following fringe benefits to Executive so long as he is employed by HFC or as otherwise required by law:

               (a) Annual Bonus Compensation.

                   (i) Calendar Year 2001. Executive shall be eligible to
               receive bonus compensation of up to sixty percent (60%) of Executive's annual base salary based on HFC's achievement of certain pre-determined audited annual earnings before interest, taxes, depreciation, and amortization ("EBITDA") for calendar year 2001 (January 1, 2001 -- December 31, 2001). For calendar year 2001, HFC's Board of Directors has approved the following bonus compensation criteria:

                    AUDITED EBITDA                 AMOUNT OF BONUS COMPENSATION
              -------------------------   ------------------------------------------------------
              $2,700,000 - $2,799,999     Ten percent (10%) of annual base salary - ($23,000)
              $2,800,000 - $2,899,999     Twenty percent (20%) of annual base salary - ($46,000)
              $2,900,000 - $3,000,999     Thirty percent (30%) of annual base salary - ($69,000)
              $3,100,000 - $3,299,999     Forty percent (40%) of annual base salary - ($92,000)
              $3,300,000 - $3,499,999     Fifty percent (50%) of annual base salary - ($115,000)
              $3,500,000 and over         Sixty percent (60%) of annual base salary - ($138,000)

                   (ii) Subsequent calendar years. Executive shall be eligible to receive annual bonus compensation for each full calendar year of Executive's employment following calendar year 2001 in accordance with the terms and conditions of this subparagraph 2.06(a). However, the EBITDA goals for calendar year 2001 outlined above shall be inapplicable in subsequent calendar years. Rather, for each

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               subsequent calendar year, HFC's Board of Directors shall
               determine, in its sole discretion, either to adopt new EBITDA goals and bonus compensation criteria or to change the nature of the bonus compensation criteria from the current EBITDA based system to a system based on other factors. Executive will be notified of the next calendar year's bonus structure and criteria within thirty (30) days of the approval of the next year's budget by the Board of Directors.

                   (iii) Payment of Bonus Compensation. Executive's bonus
               compensation, if any, will be paid to him in a lump sum within fifteen (15) days following the completion of the audit of the most recently concluded calendar year. Executive's bonus compensation, if any, shall be subject to withholding for income and FICA taxes and any other proper deductions. Notwithstanding anything to the contrary, HFC's payment of bonus compensation to Executive in the event Executive does not remain in HFC's employ for the full then current calendar year shall be controlled by Paragraph 3.02(d) of this Agreement.

               (b) Executive shall be eligible for paid vacation time in accordance with HFC's standard vacation practices and policies. In addition, Executive may be eligible for additional paid time off in accordance with HFC's standard paid time off practices and policies.

               (c) Executive shall be eligible to participate in all other employee benefit plans and programs offered by HFC from time to time, including, but not limited to, any medical, dental, short-term disability, long-term disability and life insurance coverage, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs.

               (d) HFC shall pay, on behalf of Executive, the cost of Executive and his wife's initial social/tennis membership fee at a country club of Executive's choosing, provided such fee does not exceed $2,500. HFC shall also pay, on behalf of Executive, the monthly membership fee assessed to Executive in connection with such membership for as long as Executive remains employed by HFC, provided such fee does not exceed $200 per month. Such payments shall be subject to withholding for income and FICA taxes. HFC shall not pay for or reimburse Executive for the cost of other country club related expenses such as, but not limited to, the cost of food or alcohol consumed at the country club, or any other use or incidental fees assessed to Executive as member of the country club other than the membership fees.

               (e) HFC shall pay Executive $500.00 per month to cover all costs he incurs in connection with his use of his personal automobile for business purposes, whatever they may be. Such payment shall be subject to withholding for income and FICA taxes and any other proper deductions. In light of such payments, HFC will not reimburse Executive for the cost of gasoline, repairs, maintenance insurance, mileage or any other costs he incurs in connection with his use of his personal automobile for business purposes.

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          2.07 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by HFC for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by HFC for senior executive employees from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and HFC's policies and procedures.

          2.08. Attorneys' Fees. HFC shall pay, on behalf of Executive, the cost of Executive's reasonable and substantiated attorneys' fees that he incurred in connection with the negotiation of this Agreement, and other related agreements, provided such fees do not exceed $7,500.

                                   ARTICLE III

                                   TERMINATION

          3.01 Events of Termination. Executive's employment with HFC:

               (a) May be terminated by mutual written agreement of HFC and Executive.

               (b) Shall terminate immediately upon the death of Executive.

               (c) May be terminated upon written notice from HFC to Executive for Cause, which shall mean the following:

                          (i) Material failure of Executive to (a) perform the duties, requirements and responsibilities of his employment as contemplated by this Agreement or as reasonably assigned by HFC's Board of Directors, or (b) take reasonable direction consistent with his position from the HFC's Board of Directors; or

                          (ii) Material failure of Executive to comply with the reasonable policies, regulations and directives of HFC as in effect from time to time; or

                          (iii) Any act or omission on the part of Executive
                   which constitutes a material failure to comply with the provisions of this Agreement; or

                          (iv) Any act or omission on the part of Executive which is materially harmful to the reputation or business of HFC, including, but not limited to, personal conduct of Executive which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of HFC's employees; or


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                          (v)   Conviction of Executive of, or a guilty or nolo
                   contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which trade publicly.

                   Executive's termination for Cause shall be determined in good faith by HFC's Board of Directors by a majority vote and/or its designee.

                   In the event of termination pursuant to subparagraph
               3.01(c)(iii), (iv) or (v), Executive's termination shall be immediate upon the giving of written notice to Executive. However, in the event of termination pursuant to subparagraph 3.01(c)(i) or (ii), HFC's Board of Directors will provide Executive written notice (the "Cause Notice") of proposed termination which provides (1) reasonable detail as to the cause or causes asserted by HFC and upon which the Cause Notice is based, and (2) notification of a sixty (60) day period of time from receipt of such Cause Notice within which he shall have the opportunity to cure the performance or conduct upon which the Cause Notice is based, to the satisfaction of HFC's Board of Directors. If after the completion of the designated cure period HFC's Board of Directors reasonably determines that Executive has failed to cure the performance or conduct, Executive will be given written notice of his termination and Executive's employment will terminate immediately upon the giving of such notice to Executive.

               (d) May be terminated upon Executive's inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the HFC's Board of Directors, or as may otherwise be required by applicable law.

               (e) Shall terminate at the end of the month during which Executive reaches the normal retirement date established by HFC for senior management employees of HFC, but in no event earlier than the compulsory retirement age permitted under federal or similar law for senior management employees.

               (f) May be terminated by Executive for any reason on ninety (90) days' written notice to HFC.

               (g) May be terminated by HFC at any time, for any reason, upon written notice to Executive.

               (h) May be terminated by HFC upon written notice to Executive upon a Change of Control, or may be terminated by Executive upon written notice to HFC upon a Change of Control if, and only if, such resignation is caused by the fact that Executive will not become Chief Executive Officer of the entire corporate or hospital/community center fitness management business of the new controlling entity because the new controlling entity did not place Executive in such position.

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          3.02 Compensation Upon Termination of Executive's Employment. In the
event that Executive's employment with HFC terminates the following provisions shall govern as applicable:

               (a) If termination occurs pursuant to subparagraph 3.01(a), (b),
               (c), (d), (e), or (f), Executive's receipt of annual base salary and fringe benefits (treatment of bonus compensation addressed below in subparagraph 3.02(d)) shall terminate as of the date of termination or as required by law, unless the parties agree in writing otherwise. If termination occurs pursuant to subparagraph 3.01(d), Executive acknowledges and agrees that his receipt of salary compensation between the date of disability and date of termination shall be governed by HFC's employee benefit programs, as may be amended from time to time, to the extent Executive is eligible to participate in such programs.

               (b) If termination occurs pursuant to subparagraph 3.01(g), Executive's receipt of annual base salary and fringe benefits (treatment of bonus compensation addressed below in subparagraph 3.02(d)) shall terminate as of the date of termination or as required by law. However, Executive shall receive as separation pay the equivalent of twelve (12) months of his then current annual base salary. Any separation pay due to Executive under this subparagraph 3.02(b) shall be payable to Executive, at the sole discretion of HFC, either in a lump sum or in installments in accordance with HFC's standard payroll practices. Executive shall be required to execute a general, mutual release of any and all claims in favor of HFC in exchange for his receipt of separation pay under this subparagraph 3.02(b). Such release agreement shall be prepared at the direction of HFC and shall be approved by HFC and Executive.

               (c) If termination occurs pursuant to subparagraph 3.01(h), either by Executive or HFC, Executive's receipt of annual base salary and fringe benefits (treatment of bonus compensation addressed below in subparagraph 3.02(d)) shall terminate as of the date of termination or as required by law, unless provided otherwise below:

                   (i) If Executive's employment is terminated by HFC pursuant to subparagraph 3.01(h) and such termination occurs within six (6) months from Executive's commencement of employment with HFC, Executive will be entitled to separation pay at his then current annual base salary for twelve (12) months following his date of termination.

                   (ii) If Executive's employment is terminated by HFC pursuant to subparagraph 3.01(h) and such termination occurs sometime after Executive has been employed by HFC for six (6) months but sometime before Executive has been employed by HFC for nine (9) months, Executive will be entitled to separation pay at his then current annual base salary for eighteen (18) months following his date of termination.

                   (iii) If Executive's employment is terminated by HFC pursuant to subparagraph 3.01(h) and such termination occurs sometime after Executive

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                   has been employed by HFC for nine (9) months, Executive will be entitled to separation pay at his then current annual base salary for twenty-four (24) months following his date of termination.

                   (iv) If Executive voluntarily resigns his employment with HFC pursuant to subparagraph 3.01(h) because, and only because, he will not become Chief Executive Officer of the entire corporate or hospital/community center fitness management business of the new controlling entity because the new controlling entity did not place Executive in such position, Executive will be entitled to separation pay at his then current annual base salary for twelve (12) months following his date of termination.

                   (v) Any separation pay due to Executive under this subparagraph 3.02(c) shall be payable to Executive, at the sole discretion of HFC, either in a lump sum or in installments in accordance with HFC's standard payroll practices. In addition, Executive shall be required to execute a general, mutual release of any and all claims in favor of HFC in exchange for his receipt of separation pay under this subparagraph 3.02(c). Such release agreement shall be prepared at the direction of HFC and shall be approved by HFC and Executive.

                   (vi) Not withstanding the foregoing, Executive shall not be entitled to receive any Change of Control Action, as defined below, which would constitute an "excess parachute payment" for purposes of Code Section 280G, or any successor provision, and the regulations thereunder. In the event any Change of Control Action payable to Executive would constitute an "excess parachute payment," Executive shall have the right to designate those Change of Control Actions which would be reduced or eliminated so that Executive will not receive a "excess parachute payment." For purposes of this subparagraph 3.02(c)(vi), a "Change of Control Action" shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code
                   Section 280G, including, without limitation, any and all of HFC's salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

               (d) If termination occurs pursuant to subparagraph 3.01(a), (b),
               (d), (e), (g) or (h), Executive shall be entitled to receive a prorated share of his bonus compensation for the calendar year in which his employment terminates, unless the parties agree in writing otherwise. Such proration shall be calculated from January 1st of the year in which Executive's employment terminates through the end of the most recently concluded HFC fiscal quarter. For example, if Executive's employment terminates pursuant to subparagraph 3.01(a), (b), (d), (e), (g) or (h) on August 15, 2001, his prorated bonus compensation shall be based on the period beginning January 1, 2001

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               and ending June 30, 2001, the close of HFC's most recent fiscal quarter. In addition, such bonus compensation shall be calculated based on prorated audited EBITDA earnings (or other then applicable bonus compensation criteria), as reflected in HFC's quarterly statement for the most recently concluded fiscal quarter. For instance, if Executive's employment terminates pursuant to subparagraph 3.01(a), (b), (d), (e), (g) or (h) on August 15, 2001, and if HFC's audited EBITDA earnings through June 30, 2001 equal $1,750,000, Executive shall be entitled to bonus compensation totaling $69,000. If termination occurs pursuant to subparagraph 3.01(c) or (f), Executive shall not be entitled to receive any bonus compensation for the calendar year in which his employment terminates.

               (e) All payments made to Executive under this Paragraph 3.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to HFC by Executive for any amounts advanced, loaned or misappropriated in accordance with applicable law.

               (f) With the exception of subparagraph 3.02(c)(vi), the effect of Executive's termination of employment on his stock options shall be governed by the terms and conditions of the ISOA.

                                   ARTICLE IV

                         PROTECTION OF TRADE SECRETS AND
                           CONFIDENTIAL BUSINESS DATA

          4.01. Confidential Information. For the purposes of this Agreement, "Confidential Information" means any information not generally known to the public and proprietary to HFC and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, site processes and manuals, customer lists, prospective customer lists, price lists, fee schedules, business strategies and plans, information pertaining to the benefits HFC provides to its customers, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, employee compensation, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in HFC's customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being "confidential" or "trade secret" shall be presumed to be Confidential Information. The definition of "Confidential Information" is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to HFC concerning HFC's business that is of commercial value to HFC, which information shall be included in the definition of "Confidential Information" above, even though not specifically listed in that definition. The definition of Confidential Information and the provisions of this Article IV


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apply to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

          4.02 Maintain in Confidence. Executive shall hold the Confidential Information, including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of HFC, (directly or indirectly) disclose, assign, transfer, convey, communicate to or use for his own or another's benefit or (directly or indirectly) disclose, assign, transfer, convey, communicate to or use by him, a competitor of HFC or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with HFC or at any time after his termination of employment with HFC, regardless of the reason for the Executive's termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by HFC for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures: (a) limiting access to authorized personnel; (b) limiting copying of any writing, data or recording; (c) requiring storage of property, documents or data in secure facilities provided by HFC and limiting safe or vault lock combinations or keys to authorized personnel; and/or (d) checkout and return or other procedures promulgated by HFC from time to time.

          4.03 Return of Information/Property. Upon termination of the employer-employee relationship, whether voluntary or involuntary, Executive will return to HFC any and all written or otherwise recorded form of all Confidential Information (and any copies thereof) in his possession, custody or control, including, but not limited to, notebooks, memoranda, specifications, customer lists, prospective or potential customer lists, or price lists, and will take with him, upon leaving HFC's place of business or employment with HFC, no such documents, data, writings, recordings, or reproduction in any form which may have been entrusted or obtained by him during the course of his employment or to which he had access, possession, custody or control, except with HFC express, written permission. Upon termination of employment, whether voluntary or involuntary, Executive will deliver to HFC all Confidential Information in recorded form in his possession, custody or control. Moreover, in the event of termination of Executive's employment all corporate documents, records, files, credit cards, computer disks and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of HFC which is in Executive's possession shall be returned to HFC at its principal business offices on the date of termination of Executive's employment, or within five business days thereafter if termination occurs without notice. Executive may copy, at Executive's expense, documents, records, materials and information of HFC only with HFC's express, written permission.

          4.04 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if the Executive breaches Paragraphs 4.02 or 4.03, either during or after his employment. Accordingly, HFC shall be entitled, in addition to any other right and remedy they may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining the Executive from any violation of Paragraphs 4.02 or 4.03, and the Executive hereby consents to HFC's right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraphs 4.02 or 4.03, then the party that prevails in such


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action shall be entitled to receive from the opposing party (or parties)
in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.07.

                                    ARTICLE V

                             COVENANT NOT TO COMPETE

          5.01 Non-Competition Agreement. During Executive's employment with HFC and for a period of two (2) years (or such shorter period as provided for in Paragraph 5.03) after his employment with HFC ends for whatever reason (voluntary or involuntary), Executive shall not, anywhere within the 25-mile radius of any HFC site as of the date of termination, directly or indirectly own, consult for, be employed by, participate in, or provide services to any business, person or entity engaged in the corporate, hospital, or community management fitness and wellness industry if such business, person or entity is engaged in competition with HFC's product lines and/or services that are or were offered by HFC at any time during Executive's employment with HFC.

          5.02 Non-Solicitation Agreement. During Executive's employment with HFC and for a period of two (2) years (or such shorter period as provided for in Paragraph 5.03) after his employment with HFC ends for whatever reason (voluntary or involuntary), Executive shall not,

               (a) solicit HFC's then current customers or potential customers that HFC was soliciting as of the date of termination, on behalf of himself or any other business, person or entity for the purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive's employment with HFC;

               (b) exploit or use contacts, developed or made during his employment with HFC, for the purpose of soliciting HFC's then current customers or potential customers that HFC was soliciting as of the date of termination, on behalf of himself or any other business, person or entity for purpose of selling, offering, providing or otherwise making available products or services that are the same as or similar to those products and services that were offered by HFC at any time during Executive's employment with HFC; or

               (c) directly or indirectly, individually induce or attempt to induce, any of HFC's then current employees or independent contractors to terminate their employment, contractual or other relationship with HFC, or otherwise interfere or attempt to interfere with that existing employment or other relationship with HFC for the purpose of inducing or attempting to induce such individual to enter into an employment, contractual or other relationship with any other business, person or entity or person engaged in the corporate, hospital, or community management fitness and wellness industry.

          5.03 Duration of Restrictions. Notwithstanding Paragraphs 5.01 or 5.02 of this Agreement,

               (a) in the event Executive's employment terminates pursuant to subparagraph 3.01(g) or 3.01(h) of this Agreement, the restrictions against competition contained in Paragraphs 5.01 and
               5.02 shall be in effect during Executive's employment with HFC and shall continue following termination for the period of time equal to the number of months of separation pay received by Executive, regardless of whether such separation pay is paid in a lump sum or in installments. For example, if Executive is entitled to twelve (12) months of separation pay pursuant to subparagraph 3.02(b), the restrictions against competition contained in Paragraphs 5.01 and 5.02 shall run for a period of twelve (12) months following Executive's last day of employment with HFC; and

               (b) in the event Executive's employment terminates pursuant to subparagraph 3.01(c)(i), 3.01(c)(ii), 3.01(c)(iii), or 3.01(f) of
               this Agreement, the restrictions against competition contained in Paragraphs 5.01 and 5.02 shall be in effect during Executive's employment with HFC and shall continue for twelve (12) months following Executive's last day of employment with HFC.

          5.04 Non-Disparagement. During Executive's employment with HFC and at all times thereafter, Executive shall not disparage or defame, or allow or cause others to disparage or defame, HFC, its Board of Directors, directors, officers, employees, customers, or vendors.

          5.05 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if Executive breaches Paragraph 5.01, 5.02 or 5.04. Accordingly, HFC shall be entitled, in addition to any other right and remedy they may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, enjoining or restraining Executive from any violation of Paragraph 5.01, 5.02 or 5.04 and Executive hereby consents to HFC's right to seek the issuance of such injunction. If HFC institutes any such action against Executive, alone or in conjunction with any third party or parties to enforce any terms or provisions of Paragraph 5.01, 5.02 or 5.04 then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.07.

          5.06 Limit to Extent Enforceable. In the event that a court of competent jurisdiction determines that any of the provisions of Paragraph 5.01,
5.02 or 5.04 are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision of Paragraph 5.01, 5.02, or
5.04 invalid in its entirety. This provision shall not be construed as an admission by HFC, but is only included to provide HFC with the maximum possible protection for its business, Confidential Information, trade secrets and data, consistent with the right of Executive to earn a livelihood subsequent to the termination of his employment.

          5.07 Survival of Provisions. The parties agree that the provisions in this Article V shall survive termination of this Agreement and termination of Executive's employment for any reason.

          5.08 Disclosure After Termination. Executive hereby acknowledges and agrees that, until the expiration of the provisions contained in Article V of this Agreement, he shall provide a copy of this Article V to each and every business, person and/or entity with whom he accepts employment or enters into any other business endeavor.

                                   ARTICLE VI

                                   INVENTIONS

          6.01 Invention. For purposes of this Agreement, the term "Invention" means ideas, discoveries, and improvements whether or not shown or described in writing or reduced to practice and whether patentable or not, relating to any of HFC's present or future sales, research, or other business activities, or reasonably foreseeable business interests of HFC.

          6.02 Disclosure. Executive shall promptly and fully disclose to HFC and will hold in trust for HFC sole right and benefit any invention which Executive, during the period of his employment, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice either alone or in conjunction with others that: (a) relates to any subject matter pertaining to Executive's employment; (b) relates to or is directly or indirectly connected with the business, products, projects, or Confidential Information of HFC; or
(c) involves the use of any time, material, or facility of HFC.

          6.03 Assignment of Ownership. Executive hereby assigns to HFC all of Executive's right, title, and interest in and to all such inventions as described in Paragraph 6.02 and, upon HFC's request, Executive shall execute, verify, and deliver to HFC such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable HFC to obtain the sole right, title, and benefit to all such inventions.

          6.04 Excluded Inventions. It is further agreed, and Executive is hereby so notified, that the above agreement to assign inventions to HFC does not apply to any invention for which no equipment, supplies, facility, or Confidential Information of HFC was used, which was developed entirely on Executive's own time, and (a) which does not relate: (i) directly to the business of HFC; or (ii) to HFC's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for HFC.

          6.05 Specific Performance; Attorney Fees. Executive expressly acknowledges and agrees that any violation of any terms of Paragraphs 6.02 or
6.03 may result in the issuance of a temporary restraining order and/or injunction against Executive to effect specific performance of the terms of Paragraphs 6.02 or 6.03. If HFC institutes any action against Executive, alone or in conjunction with any third party or parties, to enforce any term or provision of Paragraphs 6.02 or 6.03, then the party that prevails in such action shall be entitled to receive from the opposing party (or parties) in the action the prevailing party's reasonable attorneys' fees incurred in such action and all costs and expenses incurred in connection therewith in accordance with Paragraph 8.07.

                                   ARTICLE VII

                                   ARBITRATION

          7.01 Agreement to Arbitrate. With the exception of HFC's right to seek injunctive relief in connection with breaches by Executive of Paragraphs 4.02, 4.03, 5.01, 5.02, 5.04 and/or 6.02 or 6.03 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive's termination of employment under this Agreement.

          7.02 Discovery. In addition to any other procedures provided for under the rules of the AAA, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take at least one deposition at least 14 days prior to any hearing.

          7.03 Costs. The costs of proceedings under Article VII shall be paid in accordance with the provisions of Article VIII below.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.01 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.

          8.02 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

          8.03 No Conflicting Obligations. With the exception of Section 9 of the Separation Agreement and Release and Section 2(d) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C., Executive represents and warrants to HFC that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder. Specifically, but without limiting the generality of the foregoing, and with the exception of Section 9 of the Separation Agreement and Section 2(d) of the Amendment to Separation Agreement and Release between Executive and Starmark Northwest Management, L.L.C., Executive warrants and represents to HFC that he is not currently bound and will not be bound in the future by any confidentiality agreements and/or restrictive covenants that may and/or will restrict his ability to perform his duties hereunder. Moreover, Executive agrees that he will not enter into any confidentiality agreements and/or restrictive covenants during his employment with HFC that may or will restrict his ability to perform his duties hereunder, with the exception of any confidentially agreements and/or restrictive covenants entered into by and between Executive and HFC.

          8.04 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by HFC. This Agreement is binding on any successors or assigns of HFC.

          8.05 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

          8.06 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

               (a) To HFC by notice to each member of HFC's Board of Directors, and to Fredrikson & Byron, P.A., 1100 International Centre,
               900 Second Avenue South, Minneapolis, Minnesota 55402,
               Attention: John Satorius

               (b) To Executive at his home address as it then appears on the records of HFC, it being the duty of the Executive to keep HFC informed of his current home address at all times.

The date on which notice to HFC or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive's residence by a representative of HFC or any messenger or delivery service.

          8.07 Payment of Fees and Expenses. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Article VII, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party"), then the non-prevailing party shall pay all of its and the prevailing party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Paragraph 3.01(c) and determines to challenge HFC's determination of Cause, HFC and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to "Cause."

          8.08 Term. This Agreement shall be effective from November 30, 2000 and shall continue until terminated in accordance with the provisions set forth in this Agreement.

          8.09 Modification. This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement. This Agreement sets forth the entire understandings and agreements between and among the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement other than those agreements, plans, programs and policies expressly referred to herein. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

          8.10 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

          IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date written above.

                          HEALTH FITNESS CORPORATION


                          By    /s/ James Bernards
                             ----------------------------------------------
                                James Bernards
                          Its:  Chairman of the Board of Directors

                          EXECUTIVE


                          /s/ Jerry Noyce
                          -------------------------------------------------
                          Jerry Noyce